Exhibit 12

[           ], 2021

Unified Series Trust, an Ohio trust

on behalf of the Essex Environmental Opportunities Fund

c/o Ultimus Fund Solutions, LLC

225 Pictoria Drive, Suite 450

Concinnati, Ohio 45246

Pear Tree Funds, a Massachusetts business trust

on behalf of Pear Tree Essex Environmental Opportunities Fund

55 Old Bedford Road

Lincoln, MA 01773

Re:	Reorganization of the Essex Environmental Opportunities Fund into Pear Tree Essex Environmental Opportunities Fund

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

Essex Environmental Opportunities Fund, a series of Unified Series Trust, an Ohio statutory trust, is herein referred to as the “Original Fund.”

Pear Tree Essex Environmental Opportunities Fund, a series of Pear Tree Funds, a Massachusetts business trust, is herein referred to as the “Successor Fund.”

Description of Proposed Transaction

In the proposed transaction (the “Reorganization”), the Successor Fund will acquire all of the assets of the Original Fund in exchange for a number of shares of each class of shares of the Successor Fund equal to the number of shares of each class of shares of the Original Fund outstanding at the closing and the assumption of all of the liabilities of the Original Fund. The Original Fund will then liquidate and distribute all of the Successor Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in the Original Fund, in complete redemption of all outstanding shares of the Original Fund, and promptly thereafter will proceed to dissolve.

BOSTON      LONDON      NEW YORK      TEL AVIV      WASHINGTON, DC

Unified Series Trust, an Ohio statutory trust

on behalf of the Essex Environmental Opportunities Fund

Pear Tree Funds, a Massachusetts business trust

on behalf of the Pear Tree Essex Environmental Opportunities Fund

[           ], 2021

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the Form of Agreement and Plan of Reorganization (the “Agreement”) among Unified Series Trust, an Ohio trust, severally and not jointly on behalf of its series, the Essex Environmental Opportunities Fund and Pear Tree Funds, a Massachusetts voluntary association (commonly known as a business trust), severally and not jointly on behalf of its series, the Pear Tree Essex Environmental Opportunities Fund dated March [   ], 2021, which is enclosed as Exhibit A in the proxy materials for a Special Meeting of Shareholders held March [   ], 2021 which describes the proposed transaction, and on the information provided in such proxy materials. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this opinion and the closing of the Reorganization. We further assume that the transaction will be carried out in accordance with the Agreement.

Representations

Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of the Original Fund and the Successor Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Opinions

Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:

(i)               The acquisition by the Successor Fund of all of the assets of the Original Fund, as provided for in the Agreement, in exchange for Successor Fund Shares and the assumption by the Successor Fund of all of the liabilities of the Original Fund, followed by the distribution by the Original Fund to its shareholders of the Successor Fund Shares in complete liquidation of the Original Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Original Fund and the Successor Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(ii)             No gain or loss will be recognized by the Original Fund upon the transfer of all of its assets to, and assumption of all of its liabilities by, the Successor Fund in exchange solely for Successor Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code.

(iii)           No gain or loss will be recognized by the Successor Fund upon the receipt by it of all of the assets of the Original Fund in exchange solely for the assumption of all of the liabilities of the Original Fund and issuance of the Successor Fund Shares pursuant to Section 1032(a) of the Code.

Unified Series Trust, an Ohio statutory trust

on behalf of the Essex Environmental Opportunities Fund

Pear Tree Funds, a Massachusetts business trust

on behalf of the Pear Tree Essex Environmental Opportunities Fund

[           ], 2021

(iv)           No gain or loss will be recognized by the Original Fund upon the distribution of the Successor Fund Shares by the Original Fund to its shareholders in complete liquidation (in pursuance of the Agreement) of the Original Fund pursuant to Section 361(c)(1) of the Code.

(v)             The tax basis of the assets of the Original Fund received by the Successor Fund will be the same as the tax basis of such assets in the hands of the Original Fund immediately prior to the transfer of such assets, increased by the amount of gain, or decreased by the amount of loss, if any, recognized by the Original Fund on the transfer pursuant to Section 362(b) of the Code.

(vi)              The holding periods of the assets of the Original Fund in the hands of the Successor Fund will include the periods during which such assets were held by the Original Fund pursuant to Section 1223(2) of the Code except where investment activities of the Successor Fund have the effect of reducing or eliminating the holding period with respect to an asset.

(vii)            No gain or loss will be recognized by the shareholders of the Original Fund upon the exchange of all of their Original Fund shares for the Successor Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

(viii)          The aggregate tax basis of the Successor Fund Shares received by a shareholder of the Original Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Original Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

(ix)              The holding period of the Successor Fund Shares received by a shareholder of the Original Fund (including fractional shares to which they may be entitled) will include the holding period of the Original Fund shares exchanged therefor, provided that the shareholder held the Original Fund shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

(x)                The Successor Fund will succeed to and take into account the items of the Original Fund described in Section 381(c) of the Code.

(xi)              The consummation of the Reorganization will not terminate the taxable year of the Original Fund. The part of the taxable year of the Original Fund before the Reorganization and the part of the taxable year of the Successor Fund after the Reorganization will constitute a single taxable year of the Successor Fund.

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of

Unified Series Trust, an Ohio statutory trust

on behalf of the Essex Environmental Opportunities Fund

Pear Tree Funds, a Massachusetts business trust

on behalf of the Pear Tree Essex Environmental Opportunities Fund

[           ], 2021

Section 8.5 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

SULLIVAN & WORCESTER LLP